                          SEPARATION AND RELEASE AGREEMENT


     THIS SEPARATION AND RELEASE AGREEMENT ("Release") is made and entered into between Travers H. Wills ("I," "Me," and "My") and United HealthCare Corporation, including its present and former subsidiaries and affiliated corporations ("Employer").

     RECITALS:

     A.   My employment with Employer will terminate on January 1, 1999.

     B. It is the Employer's policy to require employees who receive separation payments to sign a release of claims. In exchange for the consideration set forth in this Agreement, I have agreed to the provisions of this Agreement and to release Employer from any claims arising out of my employment or termination of employment.

                                      AGREEMENT

     In consideration of the recitals stated above and the mutual promises made below, Employer and I agree as follows:

1. TERMINATION. My last day of work will be January 1, 1999 and my termination shall be effective as of that date. I agree that I will not be entitled to any severance payments under my employment agreement.

2. PAYMENTS. Employer will pay me my final payroll check for work through January 1, 1999. I will be eligible for the 1998 MIP and will receive any additional payment in accordance with company guidelines.

3. CONSULTING AGREEMENT. Employer and I have entered into a consulting agreement concurrent herewith in the form attached to this agreement pursuant to which I will be entitled to receive monthly payments of $49,000 through July 1, 2000, all in accordance with such agreement.

4. ADDITIONAL CONSIDERATION. As additional consideration for my agreement to the terms contained herein, Employer agrees to: continue to vest through December 31, 1999 any unvested stock option grants awarded to me under Employer's stock option plans. Such options shall vest (a) at a rate of at least 20% of the total number of shares covered by each such option grant on the anniversary date of the option grant for grants made before July 1, 1996; and (b) at a rate of at least 25% of the total number of shares covered by each such option grant on the anniversary date of the option grant for grants made after July 1, 1996. In addition the option grant of October 1997 will be considered for vesting by March 31, 2000. I shall have until December 31, 2002 to exercise vested options including options that vest through December 31, 1999 and the options vesting in the first quarter of 2000. Employer also agrees to continue health care coverage in accordance with COBRA for an additional 18 months after the date of termination of employment. Following the COBRA eligibility period, Employer agrees to offer me the ability to purchase health insurance under the United HealthCare policy at company rates until I am eligible for Medicare or become eligible for other health insurance through new employment and similarly agrees to offer my spouse the ability so to purchase health insurance until my spouse is eligible for Medicare or becomes eligible for other health insurance through new employment. I shall be responsible for the premiums payable with respect to such health care coverage. In addition, Employer agrees to pay me the pro rata share of Employer's Long Term Incentive Plan for the two-year period ending December 31, 1998. This payment will be made in the Spring of 1999 in accordance with the Long Term Incentive Plan.

5. RELEASE. In exchange for these payments, I agree to release Employer from all claims, demands, actions or liabilities I may have against Employer of whatever kind, including but not limited to those which are related to my employment with Employer or the termination of that employment. I agree that this also releases from liability Employer's subsidiary and affiliated corporations, their predecessors, and each of their present or former agents, directors, officers, employees, representatives, shareholders, successors and assigns ("those associated with Employer"), whether in their official or individual capacities. I agree that I have executed this Release on my own behalf, and also on behalf of any heirs, agents, representatives, successors and assigns that I may have now or in the future.

     I also agree that this Release covers claims under any federal, state or local statute, regulation or common law doctrine regarding or relating to employment discrimination, terms and conditions of employment, or termination of employment including, but not limited to, the following:
     Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, and all applicable amendments; state human rights or fair employment practices laws; breach of contract, promissory estoppel, or any other contract theory; defamation, employment negligence, or any other tort theory; and rights in any welfare benefit plan or any pension or retirement plan sponsored by Employer. However, this Release does not preclude my right to obtain the vested and non-forfeitable balance in my accounts under any pension or retirement plan sponsored by the Employer or preclude me from exercising my right to continuation coverage or my conversion rights, if any, under Employer's welfare benefit plans.

     I also agree that with respect to any released claim(s), that I will never file a lawsuit or demand for arbitration, or institute a claim of any kind against Employer, or those associated with Employer, including, but not limited to, claims related to my employment with Employer or the termination of that employment. Nothing contained herein, however, shall be construed to constitute a waiver of future claims, or to prohibit me from seeking recourse through a government agency. However, this Release includes a release of my right to file a court action or to seek individual remedies or damages in any court action filed by any such government agency and my release of these rights shall apply with full force and effect to any proceedings arising from or relating to such recourse including, but not limited to, the right to monetary damages or other individual legal or equitable relief awarded by any governmental agency.

     If I violate this Release by breaching any of the promises contained herein, including but not limited to filing a lawsuit or demand for arbitration, or instituting a claim against Employer or those associated with Employer, I agree that I will return all separation payments received pursuant to this Release. I further agree that I will pay all costs and expenses of defending against the suit, arbitration, or claim incurred by Employer or those associated with Employer, including reasonable attorneys' fees.

     Nothing in the foregoing release, however, shall be construed to limit Employer's obligation to indemnify me for my actions while employed by Employer as provided in Employer's governing documents or to limit my ability to pursue a claim against Employer for not complying with its indemnification obligations.

6. PERIOD TO CONSIDER SIGNING RELEASE. I have been given a period of twenty-one (21) days to consider whether I want to sign this Release.

7. REVOCATION PERIOD. This Release does not become effective for a period of seven days after it is signed by me and I have the right to revoke it during that period. Any revocation must be in writing and delivered to Robert J. Backes, Senior Vice President, Human Resources, 9900 Bren Road East, MN008-8317, Minnetonka, Minnesota, 55343 within the seven-day period. If this person does not RECEIVE a written revocation by the end of the seven-day period, this Release will become fully enforceable at that time. I understand that if I revoke this Release, I will not be entitled to receive the additional separation payments.

8. COOPERATION WITH EMPLOYER. I agree to cooperate with Employer with respect to any administrative or legal investigations or proceedings concerning matters that arose during my employment. My cooperation includes making myself available to assist with such matters as requested by Employer. I acknowledge that I am not entitled to further compensation or consideration from Employer for such cooperation or assistance, except to the extent any witness fees are mandated under federal or state law.

9. CONSULTING AN ATTORNEY. I acknowledge that I have been advised to consult with an attorney and that any legal consultation will be at my own expense. I have had adequate opportunity to consult with an attorney, and I have read and understand the terms of this Release and am voluntarily signing this Release.

10. CONFIDENTIALITY. The terms of this Release will be treated as confidential by me and Employer and neither of us shall disclose its terms to anyone except I may disclose the terms of this Release to my spouse, legal counsel, accountant, and as required by law. Employer may disclose the terms of this Release to its officers and directors, outside auditors, and to employees or agents of it or its parent corporation who have a legitimate need to know the terms in the course of performing their duties, and as required by law. I recognize and agree that this confidentiality provision was a significant inducement for the Employer to enter into this Release. In the event of a breach by me of the terms of this paragraph, all payments to me shall cease and I shall reimburse all payments made under this Release.

11. NO FUTURE EMPLOYMENT WITH EMPLOYER. I agree that I will not, at any time in the future, apply for or accept employment with Employer or any corporation that is an affiliate of Employer. I agree that any such corporation has the right not to consider my application for future employment and the right to deny me future employment without any recourse.

12. CONFIDENTIAL OR PROPRIETARY INFORMATION. During the course of my employment, I may have developed knowledge regarding Employer's organization, strategies, business and operation, and Employer's past, current or potential customers and suppliers. I acknowledge that Employer considers such information to be valuable, confidential, and proprietary. I understand that I may not disclose confidential or proprietary information obtained by me during my employment with Employer.

13. NON-ADMISSION. Nothing in this Release is intended to be, nor will be deemed to be, an admission of liability by the Employer that it has violated any state or federal statute, local ordinance, or principle of common law, or that it has engaged in any wrongdoing.

14. CONTINUATION RIGHTS. All benefits and coverages will cease on the effective date of my termination, except in accordance with the terms of the benefit plan or applicable law.

15. NON-DISPARAGEMENT AND NON-SOLICITATION. I agree that I will not criticize, make any negative comments or otherwise disparage or put in disrepute Employer, or those associated with Employer in any way, whether orally, in writing or otherwise, directly or by implication in communication with any person, including but not limited to customers or agents of Employer. In addition, for the one-year period after I cease receiving any payments pursuant to this Release, I agree that I will not directly or indirectly recruit, induce, or solicit any employee of Employer for employment. Employer agrees that in response to written inquiries concerning my employment, it will provide only my dates of employment and last position held with Employer.

16. DISCLOSURE. I acknowledge that I have advised Employer's legal counsel completely and candidly of all facts that I am aware of that constitute or might constitute violations of Employer's ethical or legal obligations or standards.

17. INVALIDITY. In case any one or more of the provisions of this Release shall be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained in this Release will not in any way be affected or impaired thereby.

18. GOVERNING LAW. This Release will be construed and interpreted in accordance with the laws of the State of Minnesota.

19. ENFORCEABILITY. In case any part of this Release shall be invalid, or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired. Any claim that I bring to enforce the terms of this Release will be subject to Employer's Arbitration Policy.

20. ENTIRE AGREEMENT. I have signed this Release with the understanding that this is the entire agreement between me and Employer relating to my employment and termination from employment. This Release includes all prior discussions and agreements between me and Employer. I acknowledge that this Release cannot be changed except by writing signed by both me and Employer.


United HealthCare Corporation

By:  /s/ Robert J. Backes
  -----------------------------
Its: Senior Vice President
   ----------------------------

 /s/ Travers H. Wills
-------------------------------
Travers H. Wills

Date: January 14, 1999
     --------------------------

                                CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT (the "Agreement") is made by and among United HealthCare Services, Inc. ("UHS") and Travers H. Wills ("Contractor") to be effective as of January 2, 1999 (the "Effective Date") for the purpose of setting forth the terms and conditions under which Contractor shall provide certain services to UHS. When used in this Agreement, "UHS" includes any affiliated entity of UHS.

     WHEREAS, UHS desires to retain Contractor to render consulting and advisory services for UHS on the terms and conditions set forth in this agreement, and Contractor desires to be retained by UHS on such terms and conditions.

     NOW, THEREFORE, in consideration of the premises, the respective covenants and commitments of UHS and Contractor set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, UHS and Contractor agree as follows:

1. RETENTION OF CONTRACTOR, SERVICES TO BE PERFORMED. UHS hereby retains Contractor to render consulting services regarding strategic and business issues related to UHS as mutually agreed upon from time to time by the parties. Contractor shall perform the services called for by this Agreement in accordance with the highest standards of the industry.

2. TERM AND TERMINATION. Unless earlier terminated as set forth herein, this Agreement shall commence on the Effective Date and shall continue through July 1, 2000. Notwithstanding the foregoing, this Agreement may be terminated at any time by either party on 30 days' prior written notice, and this Agreement shall immediately terminate in the event of the death or disability of Contractor. If UHS terminates this Agreement prior to July 1, 2000, UHS shall pay Contractor any sums that remain payable under
     Section 3A through July 1, 2000. Provided, however, UHS shall not be obligated to make such payments if it terminates this Agreement because Contractor has materially breached this Agreement and has not satisfactorily remedied the breach within 30 days following UHS' notice of breach.

3. COMPENSATION. As compensation in full for the services to be provided hereunder, UHS shall pay Contractor the following amounts:

     A. RETAINER. UHS shall pay Contractor a retainer of $49,000 per month, commencing on the Effective Date.

     B. EXPENSE REIMBURSEMENT. UHS will reimburse Contractor for all reasonable out-of-pocket expenses related to the provision of services hereunder in accordance with the UHS's expense reimbursement policies.

4. CONFIDENTIALITY. Contractor acknowledges that in the course of providing services to UHS, he may become aware of or come into possession of certain confidential or proprietary information and documents belonging to UHS. Contractor shall not copy any such information without UHS's prior written permission, shall not disclose such information to any other person, shall not use such information for any purpose other than performing services under this Agreement and shall return all copies of any such information when all services to be performed under this Agreement have been performed or immediately upon request by UHS. This Section 4 shall survive termination of this Agreement.

5. OWNERSHIP OF WORK PRODUCT. Contractor acknowledges that any work product of any type generated by Contractor under this Agreement belongs solely to UHS, and Contractor hereby assigns and transfers to UHS any and all rights which Contractor might have asserted to such work product, including any copyright, patent, trademark, trade secret or other intellectual property rights. Contractor will cooperate with UHS and will execute any documentation required by UHS to assert or protect its property rights in the work product. This Section 5 shall survive termination of this Agreement.

6. RELATIONSHIP OF PARTIES. The sole relationship of the parties is that of independent contractors and nothing in this Agreement or otherwise shall be deemed or construed to create any other relationship, including one of employment, joint venture or agency. Contractor shall be solely responsible for any taxes of any type, including social security taxes, workers' compensation taxes or costs, unemployment compensation taxes or costs or any other similar taxes, costs or charges or any other taxes or charges related to Contractor's receipt of compensation and performance of services under this Agreement, and shall indemnify and hold UHS harmless against any such taxes or charges. This Section 6 shall survive termination of this Agreement.

7. INDEMNIFICATION. Contractor indemnifies and holds harmless UHS, its directors, officers and employees from any claims, liability, judgments, damages or costs, including reasonable attorneys' fees, asserted or awarded against or incurred by UHS, its directors, officers or employees as a result of any act or omission of Contractor. This Section 7 shall survive termination of this Agreement.

8. DISPUTES. Any dispute relating to or arising under this Agreement shall be resolved by binding arbitration pursuant to the Commercial Rules of the American Arbitration Association. This Section 8 shall survive termination of this Agreement.

9. NON-DISPARAGEMENT AND NON-SOLICITATION. Contractor agrees that he will not criticize, make any negative comments or otherwise disparage or put in disrepute UHS, or those associated with UHS in any way, whether orally, in writing or otherwise, directly or by implication in communication with any person, including but not limited to customers or agents of UHS. In addition, during the term of this Agreement, during any successive terms thereafter, and for one year after the termination of this Agreement, Contractor will not directly or indirectly recruit, induce, or solicit any employee of UHS for employment. This
     Section 9 shall survive termination of this Agreement.

10.  MISCELLANEOUS.

     A. ENTIRE AGREEMENT: This Agreement contains the entire understanding of the parties and may be amended only in writing signed by the parties. This Agreement shall supersede any prior agreements between the parties in regard to the same subject matter for services rendered after the effective date.

     B. ASSIGNMENT: Contractor may not assign this Agreement or any rights and obligations under it this unless UHS has given its prior written consent to such assignment.

     C. GOVERNING LAW: This Agreement shall by governed by and construed in accordance with the laws of the State of Minnesota.

     D. INJUNCTIVE RELIEF: Contractor acknowledges that it would be difficult to fully compensate UHS for damages resulting from any breach by Contractor of the provisions of Sections 4, 5, 9 or 10 of this Agreement. Accordingly, in the event of any actual or threatened breach of such provisions, UHS shall, in addition to any other remedies it may have, be entitled to temporary and/or permanent injunctive relief to enforce such provisions, and such relief may be granted without the necessity of proving actual damages.

     E. SEVERABILITY: To the extend any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.


United HealthCare Services, Inc.
                                                   /s/ Travers H. Wills
By /s/ David J. Lubben                            -----------------------------
  -----------------------------------             Travers H. Wills

Date                                        Date    1/04/99
    ---------------------------------             -----------------------------